Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 25, 2014, relating to the consolidated financial statements and financial statement schedule of Valmont Industries, Inc. and the effectiveness of Valmont Industries, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Valmont Industries, Inc. for the fiscal year ended December 28, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/Deloitte & Touche LLP

Omaha, Nebraska

September 3, 2014